UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 19, 2005

Community Capital Bancshares, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or Other Jurisdiction of Incorporation)

000-25345	58-2413468
(Commission File Number)	(IRS Employer Identification No.)

2815 Meredyth Drive, Albany, Georgia	31707
(Address of Principal Executive Offices)	(Zip Code)

(229) 446-2265
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 19, 2005, the board of directors of Community Capital Bancshares, Inc. (the “Company”) increased the number of directors of the Company from fourteen to sixteen pursuant to the board’s authority under Section 3.2 of the Company’s bylaws. Additionally, on December 19, 2005, the board elected Keith G. Beckham and Hal E. Cobb as directors to fill the vacancies created by the increase in the number of directors. Mr. Beckham and Mr. Cobb will serve as Class I directors until the 2006 Annual Meeting of Shareholders. Mr. Beckham joined the Company in August, 2003 and has served in various positions since that time. He is currently CEO of AB&T National Bank in Dothan, Alabama. Mr. Cobb joined the Company in May, 2005 as Executive Vice President and currently serves as President of Atlantic Bank & Trust (in organization) for the Charleston, South Carolina market.

There are no arrangements or understandings between Mr. Beckham or Mr. Cobb and any other persons pursuant to which Mr. Beckham or Mr. Cobb were selected as directors. The board has not determined to which committees of the board the new directors will be named.

On December 29, 2003, Albany Bank & Trust, N.A. acquired a vacant land lot from Bankers Investment Group, LLC to be used as a branch site for AB&T National Bank. Albany Bank & Trust, N.A. and AB&T National Bank are wholly-owned banking subsidiaries of the Company. Mr. Beckham owns a 12.5% interest in Bankers Investment Group, LLC. The purchase price of the lot was $614,368 and was paid in cash. Based on an independent appraisal, we believe the terms of the transaction were no less favorable for Albany Bank & Trust than those that could have been obtained from an unrelated third party.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNITY CAPITAL BANCSHARES, INC.

Dated: December 23, 2005
	By:	/s/ David J. Baranko
	Name:	David J. Baranko
	Title:	Chief Financial Officer